Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CALIFORNIA RESOURCES CORPORATION
California Resources Corporation, (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
A.The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 23, 2014 under the name California Resources Corporation (I). The Certificate of Incorporation of the Corporation was thereafter amended and restated on May 8, 2014 and November 24, 2014 (the “November 24, 2014 Certificate of Incorporation”).
B.This Amended and Restated Certificate of Incorporation, which restates and amends the November 24, 2014 Certificate of Incorporation, has been duly adopted and declared advisable by the board of directors of the Corporation, duly adopted by the stockholders of the Corporation, and duly executed and acknowledged by the officers of the Corporation, in accordance with Sections 103, 242 and 245 of the DGCL.
C.The November 24, 2014 Certificate of Incorporation is hereby amended and restated in its entirety, effective as of 5:00 pm Eastern Time on the date of the filing of this Amended and Restated Certificate of Incorporation, to read as follows:
FIRST: The name of the corporation is California Resources Corporation (hereinafter, the “Corporation”).
SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.
FOURTH: The total number of shares of all classes of stock the Corporation shall have authority to issue is 220,000,000 shares of stock, classified as (i) 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.
Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Amended and Restated Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled in aggregate to receive cash (without interest or deduction) in lieu of such fractional share interests in an amount equal to the net, weighted-average sales proceeds attributable to the sale of the aggregation of all fractional share interests sold by the Corporation’s transfer agent.
The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:
1.    Provisions Relating to Preferred Stock.
(a)    Shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation (the “Board of Directors”) and set forth on a certificate of designations filed pursuant to and in accordance with the DGCL (a “Preferred Stock Designation”).
(b)    Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of shares of Preferred Stock, without stockholder approval, from time to time in one or more series, and, with respect to each such series of Preferred Stock, to fix by a resolution or resolutions from time to time adopted by the Board of Directors providing for the issuance of such series of Preferred Stock, the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to such series of the Preferred Stock, including, but not limited to, the following:
(i)    whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;
(ii)    the number of shares to constitute the series and the designations thereof;
(iii)    the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;
(iv)    whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;
(v)    whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;
(vi)    the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;
(vii)    the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;
(viii)    whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and
(ix)    such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as the Board of Directors may deem advisable.
(c)    The powers, preferences, rights, qualifications, limitations and restrictions with respect to each series of the Preferred Stock may vary from those of any other series of Preferred Stock in any or all of the foregoing respects.
2.    Provisions Relating to Common Stock.
(a)    Each share of Common Stock of the Corporation shall have identical powers, rights and privileges in every respect. The powers, rights and privileges of the shares of Common Stock shall be subject to the express terms of the Preferred Stock and any series of Preferred Stock. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.
(b)    Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
(c)    Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.
(d)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
1.    Provisions Relating to Board Composition. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any:
(a)    From and after the first business day following the date on which Occidental Petroleum Corporation (“Occidental”) distributes at least 80.1% of the outstanding shares of the Common Stock on a pro rata basis to the holders of record of all the issued and outstanding shares of the common stock, par value $0.20 per share, of Occidental, until the election of directors at the 2016 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the directors, other than those who may be elected by the holders of any series of Preferred Stock entitled to elect directors under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2015 annual meeting (prior to the election of directors at the 2016 annual meeting of stockholders, the “Class I Directors”), the initial term of office of the second class to expire at the 2016 annual meeting (prior to the election of directors at the 2016 annual meeting of stockholders, the “Class II Directors”), and the initial term of office of the third class to expire at the 2017 annual meeting (prior to the election of directors at the 2016 annual meeting of stockholders, the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. The directors elected at the 2015 annual meeting of stockholders to replace the initial Class I Directors shall be elected as Class I Directors for a term of office to expire at the 2018 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.
(b)    Commencing with the election of directors at the 2016 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the directors, other than those who may be elected by the holders of any series of Preferred Stock entitled to elect directors under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into two classes, with the initial term of office of the first class to expire at the 2017 annual meeting (following the election of directors at the 2016 annual meeting of stockholders, but prior to the election of directors at the 2017 annual meeting of stockholders, the “Class I Directors”) and the initial term of office of the second class to expire at the 2018 annual meeting (following the election of directors at the 2016 annual meeting of stockholders, but prior to the election of directors at the 2017 annual meeting of stockholders, the “Class II Directors”). The directors elected at the 2016 annual meeting of stockholders shall be elected for a term of office to expire at the 2018 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. The successor of the directors who, immediately prior to the 2016 annual meeting of stockholders, were Class II Directors (and whose terms expired at the 2016 annual meeting) shall be elected to Class II; the directors who, immediately prior to the 2016 annual meeting of stockholders, were Class III Directors (and whose terms expire at the 2017 annual meeting) shall become Class I Directors; and the directors who, immediately prior to the 2016 annual meeting of stockholders were Class I Directors (and whose terms expire at the 2018 annual meeting) shall become Class II Directors.
(c)    Commencing with the election of directors at the 2017 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, there shall be a single class of directors (following the election of directors at the 2017 annual meeting of stockholders, but prior to the election of directors at the 2018 annual meeting of stockholders, the “Class I Directors”). The directors elected at the 2017 annual meeting of stockholders shall be elected for a term of office to expire at the 2018 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. The successors of the directors who, immediately prior to the 2017 annual meeting of stockholders, were Class I Directors (and whose terms expired at the 2017 annual meeting) shall be elected as Class I Directors for a term that expires at the 2018 annual meeting of stockholders, and the directors who, immediately prior to the 2017 annual meeting of stockholders were Class II directors (and whose terms were scheduled to expire at the 2018 annual meeting) shall become Class I Directors with a term expiring at the 2018 annual meeting of stockholders.
(d)    Commencing with the election of directors at the 2018 annual meeting of stockholders (the time at which such directors are elected, the “Classified Board Expiration Time”), the Board of Directors shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2018 annual meeting of stockholders (and each annual meeting thereafter), other than those who may be elected by the holders of any series of Preferred Stock entitled to elect directors under specified circumstances, shall be elected for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal.
2.    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, retirement, resignation, disqualification or removal of any director or from any other cause may only be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.    Removal of Directors. Prior to and through the date on which the Classified Board Expiration Time occurs, and subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, any director may be removed only for Cause, upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation. Upon the Classified Board Expiration Time, any director may be removed at any time (a) for Cause upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors and (b) without Cause upon the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, in the case of each of (a) and (b), acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation. “Cause” shall mean the director’s (i) conviction of a serious felony involving moral turpitude or a violation of federal or state securities laws; (ii) the commission of any material act of dishonesty resulting or intended to result in material personal gain or enrichment of such director at the expense of the Corporation or any of its subsidiaries and which act, if made the subject of criminal charges, would be reasonably likely to be charged as a felony; or (iii) adjudication as legally incompetent by a court of competent jurisdiction.
4.    Director Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, shall have his or her term of office automatically terminate and shall automatically cease to be a director without any action on the part of the stockholders or the other members of the Board of Directors, if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the automatic termination of his or her term of office to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this Section 4, including the disqualification and automatic termination provisions thereof, shall have no force and effect with respect to any Employee Director if the Board of Directors determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of (a), (b) or (c) above.
SIXTH: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.
SEVENTH: Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Stockholders may not call or request special meetings of stockholders of the Corporation.
EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, restate or repeal the bylaws of the Corporation; provided, however, that, the provisions of this Article Eighth notwithstanding, the bylaws of the Corporation shall not be altered, amended, restated or repealed by the stockholders of the Corporation except by the vote of holders of at least 75% in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.
NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable for monetary damages as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further eliminates or limits the liability of a director.
Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation of liability of a director for acts occurring or omissions prior to the date of such amendment, repeal or modification.
TENTH: Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by law, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), the approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, shall be required to amend, alter, restate or repeal any provision of this Amended and Restated Certificate of Incorporation; provided, further, that any alteration, amendment, repeal or restatement of Article Fifth, Article Sixth, Article Seventh, Article Eighth, this Article Tenth, Article Eleventh, Article Twelfth or Article Thirteenth shall require the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, in addition to the approval by a majority of the directors then in office.
ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh.
TWELFTH:
1.    This Article Twelfth anticipates the possibility that following the filing and effectiveness of this Amended and Restated Certificate of Incorporation, (a) Occidental may be a significant stockholder of the Corporation for a certain period of time; (b) certain directors of Occidental may serve as directors of the Corporation; (c) the Corporation and Occidental, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities; and (d) the Corporation may derive benefits through its continued contractual, corporate and business relations with Occidental and its subsidiaries. The provisions of this Article Twelfth shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Occidental and its subsidiaries, and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
2.    Except as may be otherwise provided in a written agreement between the Corporation and Occidental, to the fullest extent permitted by law, Occidental shall have no duty to the Corporation or its stockholders to refrain from engaging in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (each a “Business Opportunity”) in which Occidental engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. To the fullest extent permitted by law, neither Occidental nor any director thereof (provided that any such director who is also a director of the Corporation has acted in a manner consistent with the provisions set forth in Article Twelfth, Section 4 below, to the extent it is applicable) shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty owed to the Corporation or its stockholders by reason of Occidental exercising its right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such director’s participation in any such activities or lines of business (even in the same geographic region). The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity that may be a corporate opportunity of Occidental and the Corporation except as provided in the proviso of Article Twelfth, Section 4 below.
3.    To the fullest extent permitted by law, if Occidental acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Occidental and the Corporation, Occidental shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to pursue or acquire such Business Opportunity for itself or direct such Business Opportunity to its affiliates, and as a result of any such actions shall not, to the fullest extent permitted by law, be deemed to have (a) breached or acted in a manner inconsistent with any of its duties to the Corporation and its stockholders with respect to such Business Opportunity or (b) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders.
4.    To the fullest extent permitted by law, if any director of Occidental who is also a director of the Corporation acquires knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and Occidental, then such director shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to communicate or offer such Business Opportunity to Occidental or any of Occidental’s affiliates (except as set forth in the proviso below) and as a result of any such actions, shall not, to the fullest extent permitted by law, be deemed to have (a) breached or acted in a manner inconsistent with any of his or her duties to the Corporation and its stockholders with respect to such Business Opportunity; or (b) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders; provided, however, that the provisions set forth in each of (a) and (b) above, shall not apply in the event a Business Opportunity is offered to any person who is a director of the Corporation, and who is also a director of Occidental, if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation.
5.    For purposes of this Article Twelfth only: (a) the term “Corporation” means the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; (b) the term “Occidental” means Occidental Petroleum Corporation and all corporations, partnerships, joint ventures, associations and other entities in which Occidental Petroleum Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (other than the Corporation); and (c) the term “duty” includes, without limitation, fiduciary and any other duties.
6.    Anything in this Amended and Restated Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article Twelfth shall automatically terminate, expire and have no further force and effect on the earlier of the date that (a) no person who is a director of the Corporation is also a director of Occidental or (b) Occidental no longer owns any Common Stock of the Corporation. No addition to, alteration of or termination of this Article Twelfth or any other provision of this Amended and Restated Certificate of Incorporation shall eliminate or impair the effect of this Article Twelfth on any act, omission, right or liability that occurred prior thereto.
7.    If any provision or provisions of this Article Twelfth is held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any paragraph of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
8.    This Article Twelfth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Corporation’s bylaws, any agreement between the Corporation and such officer or director, any vote of the disinterested directors or the stockholders or applicable law. Any person or entity purchasing or otherwise holding any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Twelfth.
THIRTEENTH: Section 203 of the DGCL shall apply to the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 31 day of May, 2016.
CALIFORNIA RESOURCES CORPORATION

By:    /s/ Michael L. Preston
Name:    Michael L. Preston

Title:	Executive Vice President, General Counsel and Corporate Secretary